EXHIBIT 10.2

INDEPENDENT BUSINESS ASSOCIATE AGREEMENT

I hereby apply to become an Independent Business Associate (hereinafter "IBA") of the VizConnect LLC (hereinafter "Company") marketing program.

As an IBA, I understand and agree that:

1. I am of legal age in the state in which I enter this agreement.

2. I shall become a Company IBA upon acceptance of this application by the Company.  As an IBA, I shall have the right to sell the services and products offered by the Company in accordance with the Company's marketing program and statement of policy, which may be amended and changed from time to time.

3. Upon notification to IBAs, the Company, at its discretion, may amend the marketing plan, product pricing, statement of policy, etc.

4. I have carefully reviewed the Company's marketing plan, rules and regulations, and policies and procedures, and acknowledge that they are incorporated as part of this agreement in their present form and as modified from time to time by the Company.

5. The term of the Company IBA agreement is one year, beginning on the date this Agreement is accepted by Company.  Company IBAs, who wish to continue their IBA positions, must apply to renew their IBA agreement annually.  The Company reserves the right to accept or reject your application for renewal and the renewal shall be deemed accepted if it has not been rejected in writing by the Company within 30 days of receipt of the renewal fee and application. The renewal fee is for ongoing sales and marketing materials support in both written and electronic and online media formats, including product and service and training updates, website development, and maintenance and hosting, and accounting and technical support of management of your marketing sales activity, and management of both your business and sales force management.

6. An IBA shall be entitled to cancel participation in the marketing program at any time and for any reason upon notice to the Company.  Upon notification of cancellation or termination, the sponsoring IBA or the Company will repurchase inventory and mandatory sales kit materials in accordance with its policies as stated in the Company's marketing program and statement of policy.

7. I will not use the Company's trade name, trade dress and/or trademark in any manner except (a) in advertising provided to me by Company, or (b) if I have obtained prior written approval by the Company for a specified use.

8. Any IBA who is an enroller or sponsor must fulfill the obligation of performing a bona fide supervisory, distributing and selling function in the sale or delivery of product to the ultimate consumer and in the training of those sponsored.  IBA must have ongoing contact, communication and management supervision with his or her sales organization.  Examples of such supervision may include, but are not limited to:  newsletters, written correspondence, personal meetings, telephone contact, voice mail, electronic mail, training sessions, accompanying individuals to Company training and sharing genealogy information with those enrolled or sponsored.  IBAs should be able to provide evidence to the Company semiannually of ongoing fulfillment of enroller and/or sponsor responsibilities.

9. The company's program is built upon retail sales to the ultimate consumer.  The company also recognizes that IBAs may wish to purchase product or service in reasonable amounts for their own personal business use.  For this reason, a retail sale for bonus purposes shall include sales to nonparticipants, as well as sales to IBAs for personal business use that are not made for purposes of qualification or advancement.  It is company policy, however, to strictly prohibit the purchase of product or service solely for the purpose of qualifying for bonuses or advancement in the marketing program. IBAs must fulfill published personal and downline retail sales requirements, including requisite retail sales to nonparticipants, as well as supervisory responsibilities, to qualify for bonuses, overrides or advancements.

10. I expressly agree and understand that I am, and at all times shall be, an independent contractor and not an employee or agent of Company.  Nothing in this Agreement shall be construed to characterize the relationship between Company and me, or any Enroller or sponsor, as that of employer/employee, principal/agent, franchisor/franchisee, partnership or co-venture.  I agree to indemnify and hold harmless Company from any claims, damages, liabilities, costs and expenses, including reasonable legal attorney’s fees, arising from any circumstance where I exceed my authority as set out in this Agreement.  I will not be treated as an employee in regard to any laws covering employees, including but not limited to the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding at source or for any federal or state tax laws.

11. The IBA acknowledges that IBA is a wholly independent marketing business owner who establishes and services retail customers for Company services and products as an independent contractor. The position of IBA does not constitute either a sale of a franchise or a distributorship, and absolutely no fees have been or will be required from the IBA for the right to distribute the Company's services and products pursuant to this agreement.

As an independent contractor, the IBA shall:

(a) Abide by any and all federal, state, county and local laws, rules and regulations pertaining to this agreement and/or the acquisition, receipt, holding, selling, distributing or advertising of Company services and products.

(b) At the IBA's own expense, make, execute or file all such reports and obtain such licenses as are required by law or public authority with respect to this agreement and/or the receipt, holding, selling, distributing or advertising of Company services and products.

(c) Be solely responsible for declaration and payment of all local, state and federal taxes, including self-employment taxes, as may accrue because of the IBA's activities in connection with this agreement.

788 Longmeadow Street • Longmeadow, Massachusetts 01106
855 849 2666 • info@vizconnect.com

12. No purchase or investment is necessary to become a Company IBA other than the purchase of an IBA sales kit, which shall be sold at Company cost.  (Purchase is optional in North Dakota.)

13. Prior written approval from the Company is required for the following:

(a) To advertise Company products;

(b) For there to be more than one IBA in an immediate family in one household;

(c) Issuance of a position in a Company or corporate name.

14. The Company may immediately terminate an IBA who discredits the Company's name, violates any requirement contained in this Agreement, Company Policy and Procedures, or training manuals or misrepresents the Company's products or business opportunity by making claims contrary to the Company's product literature and labels.

15. This agreement constitutes the entire agreement between the IBA and Company and no other additional promises, representations, guaranties or agreements of any kind shall be valid unless in writing.

16. This agreement shall be governed by the laws of the Commonwealth of Massachusetts, and all claims, disputes and other matters between the parties of this agreement shall be brought in Hampden Superior Court, in Springfield, Massachusetts, or in the U.S. District Court, in Springfield, Massachusetts.

17. I acknowledge that I have read and understand and agree to the terms set forth in this agreement.

18. This agreement is not in force until accepted by Company.

Applicant's Signature:

Date
Accepted By:

For VizConnect LLC	Date of Acceptance (Date for Office Use Only)